Independent Auditors' Consent
                          -----------------------------


The Board of Directors and Shareholders
Permanent Portfolio Family of Funds, Inc.

We consent to the references to our firm in Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A of Permanent Portfolio Family of Funds, Inc. and to the use of our report, dated February 25, 2000, on the financial statements and financial highlights of the Permanent Portfolio, the Treasury Bill Portfolio, the Versatile Bond Portfolio, and the Aggressive Growth Portfolio, each a series of shares of the Permanent Portfolio Family of Funds, Inc. Such financial statements and financial highlights appear in the 2000 Annual Report to Shareholders which is incorporated by reference in the Registration Statement.


/s/ Tait, Weller & Baker

Philadelphia, Pennsylvania
May 30, 2000